Exhibit 23-2
INDEPENDENT AUDITORS’ CONSENT
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our report dated June 22, 2007 on the financial statements of The Gillette Company Employees’ Savings Plan for the years ended December 31, 2006 and 2005 in this S-8 Registration Statement for the registration of 14,000,000 shares of The Procter & Gamble Company common stock.
/s/ Plante & Moran, PLLC
Southfield, Michigan
October 23, 2007